Exhibit 10.9
NUVASIVE, INC.
Non-Employee Director Cash Compensation
Non-employee directors (“Directors”) of NuVasive, Inc. (the “Company”) receive cash fees from the Company for their services as members of the Board of Directors of the Company (the “Board”) and any committee of the Board. No director compensation is paid to any Director who is also an employee of the Company. On May 25, 2011, the Board of the Company approved the following cash compensation to non-employee Directors of the Company:
•	$40,000 annual cash retainer for service as a member of the Board.
•	The following annual cash retainers for service as a member of committees of the Board as follows:
•	$15,000 Audit Committee member;

•	$5,000 Nominating & Governance Committee member; and

•	$10,000 Compensation Committee member.
•	The following additional annual cash retainers for service as a chairperson of the committees of the Board as follows:
•	$20,000 Chairperson of Audit Committee;

•	$10,000 Chairperson of Nominating & Governance Committee; and

•	$15,000 Chairperson of Compensation Committee.
No fees shall be paid to any Director for attending any Board or committee meetings.